Annex L

ADDITIONAL FINANCIAL INFORMATION CONCERNING
MBC, CCTV AND THE COMPANY

This Annex L contains additional financial information concerning ABC Moscow Broadband Communication Limited, Closed Joint Stock Company COMCOR-TV and Moscow CableCom Corp. (the "Company") which the Company has previously filed with the Securities and Exchange Commission.

Closed Joint Stock Company COMCOR-TV:

 Moscow CableCom Corp.:

Introductory Note	28
Unaudited Pro Forma Statements of Operations for the Year Ended February 29, 2004	29
Notes to Unaudited Pro Forma Statements of Operations for the Year Ended February 29, 2004	30

ABC MOSCOW BROADBAND COMMUNICATION LIMITED
FINANCIAL STATEMENTS
DECEMBER 31, 2003

ZAO PricewaterhouseCoopers Audit
Kosmodamianskaya Nab. 52, Bld. 5
115054 Moscow
Russia
Telephone +7 (095) 967 6000
Facsimile +7 (095) 967 6001

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of ABC Moscow Broadband Communication Limited

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of ABC Moscow Broadband Communication Limited at December 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

 Moscow, Russian Federation
June 10, 2004
(except for Note 7, as to which the date is September 30, 2004)

The firm is an authorized licensee of the tradename and logo of PricewaterhouseCoopers.

ABC MOSCOW BROADBAND COMMUNICATION LIMITED Balance Sheets December 31, 2003 and 2002 (In thousands of US dollars)
	December 31, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$ 266	$ 557

Total current assets	266	557

Investment in ComCor-TV (Note 3)	5,764	8,036
Loan issued to ComCor-TV	832	819
Investment in Institute for Automated Systems (Note 3)	48	48

Total assets	$ 6,910	$ 9,460

Liabilities and Shareholders' Equity
Accounts payable	$ 1	$ 30
Accrued expenses	72	22

Total liabilities	73	52

Commitments and contingencies

Shareholders' equity
Common stock, Series A, 1 Cyprus Pound (US $2.20) par value; 1,000 shares authorized, issued and outstanding in 2003 and 2002 (Note 4)	2	2
Common stock, Series B, $1,000 par value; 19,000 shares authorized, issued and outstanding in 2003 and 2002, respectively (Note 4)	19,000	19,000
Additional paid-in capital	1,409	1,409
Accumulated deficit	(13,574)	(11,003)

Total shareholders' equity	6,837	9,408

Total liabilities and shareholders' equity	$ 6,910	$ 9,460

The accompanying notes are an integral part of these financial statements.

ABC MOSCOW BROADBAND COMMUNICATION LIMITED
Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001
 (In thousands of US dollars)

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

Interest income	$ 17	$ 68	$ 311

Expenses
Salaries	282	265	254
Legal and consulting	26	188	589
Allocations from MOCC	-	-	158
Travel and other	8	34	143

Total operating expenses	316	487	1,144

Net loss before equity in losses of unconsolidated subsidiary	(299)	(419)	(833)

Equity in losses of ComCor-TV	(2,272)	(2,429)	(1,852)

Net loss	$(2,571)	$(2,848)	$(2,685)

The accompanying notes are an integral part of these financial statements.

ABC MOSCOW BROADBAND COMMUNICATION LIMITED Statement of Changes in Shareholders' Equity For the Years Ended December 31, 2003, 2002 and 2001 (In thousands of US dollars)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total

Balance at December 31, 2000	1,000	$ 2	18,450	$ 18,450	$ 1,409	$ (5,740)	$ 14,391
Issuance of common stock Class B	-	-	550	550	-	-	550
Net loss	-	-	-	-	-	(2,685)	(2,685)

Balance at December 31, 2001	1,000	2	19,000	19,000	1,409	(8,155)	12,256
Net loss	-	-	-	-	-	(2,848)	(2,848)

Balance at December 31, 2002	1,000	2	19,000	19,000	1,409	(11,003)	9,408
Net loss	-	-	-	-	-	(2,571)	(2,571)

Balance at December 31, 2003	1,000	$ 2	19,000	$19,000	$1,409	$(13,574)	$6,837

The accompanying notes are an integral part of these financial statements.

ABC MOSCOW BROADBAND COMMUNICATION LIMITED Statement of Cash Flows For the Years Ended December 31, 2003, 2002 and 2001 (In thousands of US dollars)
	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

Cash flows from operating activities
Net loss	$ (2,571)	$ (2,848)	$ (2,685)
Equity in losses of ComCor-TV	2,272	2,429	1,852
Change in other assets	(13)	9	(9)
Change in accounts payable and accrued liabilities	21	(79)	(123)
Change in payable to MOCC	-	(6)	(9)

Net cash used in operating activities	(291)	(495)	(974)

Cash flows investing activities
Purchase of investment in ComCor-TV	-	(5,000)	8
Notes receivable from ComCor-TV	-	1,708	(2,527)

Net cash used in investing activities	-	(3,292)	(2,519)

Net (decrease) in cash	(291)	(3,787)	(3,493)

Cash at beginning of year	557	4,344	7,837

Cash at end of year	$ 266	$ 557	$ 4,344

The accompanying notes are an integral part of these financial statements.

ABC MOSCOW BROADBAND COMMUNICATION LIMITED
Notes to Financial Statements
For the Years Ended December 31, 2003, 2002 and 2001
 (In thousands of US dollars, except per share data)

1.            Nature of Operations

ABC Moscow Broadband Communication Limited ("Moscow Broadband" or the "Company") is a Cyprus-based association formed in 1995 as Treglos Investments Limited to act as a holding company for investments in Russian companies.  From 1995 to early 2000, its primary investment had been an approximately 6% interest in The Institute for Automated Systems ("IAS"), a Moscow-based telecommunications company.  In June 2000, the Company changed its name from Treglos Investments Limited to ABC Moscow Broadband Communication Limited.

 In January 2000, Moscow Broadband entered into an agreement (the "Joint Venture Agreement") with Moscow Telecommunications Corporation ("COMCOR") under which COMCOR and Moscow Broadband would fund the operations of ZAO ComCor-TV ("ComCor-TV") and maintain joint and equal control over ComCor-TV. In April 2000, pursuant to this agreement, the Company and COMCOR each provided capital to ComCor-TV in exchange for equal ownership of ComCor-TV's equity.  ComCor-TV is engaged in the provision of cable television services and high speed Internet access in Moscow.

As at December 31, 2003, Moscow CableCom Corp., formerly known as Andersen Group, Inc. ("MOCC") held 25% of the Company's shares.

2.             Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents
 The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

Interest Income
 Interest income on bank deposits and loans to ComCor-TV is recognized as earned.

Income Taxes
 Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Financial instruments
The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts payable, accrued expenses, and notes receivable, approximate their fair value at December 31, 2003 and 2002 due to their short maturities.

Recently issued Accounting standards. In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance-sheet. In addition to numerous FASB Staff Positions written to clarify and improve the application of FIN 46, the FASB announced a deferral for certain entities, and an amendment to FIN 46 entitled FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R). Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ended after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The Company does not have any interest in special purpose entities or any other variable interest entities. As a result, the adoption of FIN 46R did not have a material impact on our results of operations or financial position.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.  SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to the language used in FASB Interpretation No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and amends certain other existing pronouncements.  We do not have any derivative financial statements.  The adoption of SFAS No. 149 did not have a material impact on our consolidated financial statements.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, including mandatory redeemable instruments, by now requiring those instruments to be classified as liabilities in the statement of financial position.  Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives.  SFAS No. 150 is effective for all interim periods beginning after June 15, 2003.  The adoption of this standard did not have a material impact on our consolidated financial statements.

3.             Investments

Investment in IAS
The investment in IAS is carried at historical cost, adjusted for other than temporary declines in fair value.  Moscow Broadband invested $1,000 for the purchase of shares of IAS in 1996.  During the year ended December 31, 1998, the Company recorded an $833 impairment loss to reflect an other than temporary decline in its value relating to the financial crisis in Russia at that time.  During the year ended December 31, 2001, 10,722 shares of IAS with an adjusted cost basis of $119 were contributed to ComCor-TV as discussed below.  Such shares were recorded by ComCor-TV at a fair value of $634 in accordance with joint venture accounting.  As of December 31, 2003 and 2002, the Company owned 4,402 shares which represent approximately 1.8% of IAS.

Investment in ComCor-TV
In April 2000, pursuant to the Joint Venture Agreement, the Company contributed $8,500 in cash to ComCor-TV, 10,722 shares of IAS, and also contributed an additional $500 in cash during the year ended December 31, 2001.  In return, the Company received a 50% equity ownership in ComCor-TV.  In accordance with the Joint Venture Agreement, the Company will share in half the profits and losses of ComCor-TV and is permitted to appoint half the directors to the ComCor-TV Board of Directors.  The Company shares joint control over ComCor-TV with COMCOR and, as a result, the investment is being accounted for under the equity method.

In May 2002, the Company invested an additional $5,000 of cash into ComCor-TV pursuant to agreements under which both ComCor-TV and the Company would become controlled subsidiaries of MOCC. These agreements also called for COMCOR to contribute operating assets and additional shares of IAS with an aggregate agreed-upon value of $17,478.

At December 31, 2003, the reported value of the Company's investment in ComCor-TV was $5,764, which equals 20% of the recorded value of ComCor-TV's net assets.  The Company continued to record a 50% equity interest in ComCor-TV's results of operations because of capital contributions made into ComCor-TV by the Company,  COMCOR and MOCC made pursuant to agreements that subsequent to December 31, 2003 resulted in both the Company and ComCor-TV becoming 100% owned subsidiaries of MOCC, a U.S. publicly traded company which had previously owned 25% of the outstanding stock of the Company.  Until these transactions were finalized, the Company and COMCOR equally shared voting power with respect to ComCor-TV's matters which require shareholder approval.

During 2001 and 2002, the Company provided advances and loans to ComCor-TV subject to various lending agreements.  In April 2002, the Company advanced ComCor-TV an additional $250.  With the proceeds of the Company's $5,000 capital investment in May 2002, ComCor-TV repaid $2,510 of the loans and advances along with accrued interest thereon.  From September 2002 through December 2002, the Company loaned a net of $550 additional pursuant to a secured loan agreement.  At December 31, 2003, the total of loans and advances to ComCor-TV was $832, which includes approximately $15 of accrued interest receivable (as at December 31, 2002, the balance on loan and interest amounted to $819 and $2 respectively).

During 2003, the Company recognized $13 of interest income on loans to ComCor-TV ($28,115 and $6,521 for 2002 and 2001, respectively).

The following presents ComCor-TV's summarized financial information as of and for the years ended December 31, 2003 and 2002:

	December 31, 2003	December 31, 2002

Consolidated Balance Sheet
Current assets	$ 6,094	$ 6,014
Non-current assets	28,892	28,496
Total assets	$34,986	$34,510

Current liabilities	$ 5,015	$ 3,124
Non-current liabilities	1,437	1,816
Total liabilities	6,453	4,940
Minority interest	36	28
Shareholders' equity	28,497	29,542
	$34,986	$34,510

	Years Ended December 31,
	2003	2002	2001
Consolidated Statement of Operations
Revenues	$ 3,646	$ 1,941	$ 1,200
Cost of revenues	$(3,930)	$(3,691)	$ (3,099)
Loss from operations	$(4,520)	$(4,960)	$ (5,101)
Net loss	$(4,545)	$(4,858)	$ (3,704)

The Company's investments in ComCor-TV and IAS are subject to the risks and uncertainties of the economy of the Russian Federation. The economy of the Russian Federation continues to display some of the characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible in most countries outside of the Russian Federation, restrictive currency controls, a low level of liquidity in the public and private debt equity markets and high inflation. The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations and changes, which can occur frequently.

While there have been improvements in the economic trends, the future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the government, together with tax, legal, regulatory, and political developments.

4.             Common Stock

The Company was originally capitalized with 1,000 shares of Class A common stock, which has a par value of one Cyprus pound per share (US $2.20).  During 2000, the Company's Board of Directors authorized the creation of a separate class of common stock, Class B common stock.  The Company is authorized to issue up to 19,000 shares of Class B common stock with a par value of US$1,000.  Each class of stock has equal rights with respect to voting, dividends and preference in liquidation.

During 2000, the Company completed a private placement of 19,000 shares of its Class B common stock at a price of $1,000 each.  As of December 31, 2000, two investors in the private placement had not been issued stock certificates for their 550 shares of Class B common stock pending foreign bank citizenship approval.  Accordingly, the $550 of proceeds relating to these shares was classified as common stock subscribed.  During the year ended December 31, 2001, all 550 shares of Class B common stock were issued to these investors.

At the time of the private placement, the Company was indebted to certain of the holders of the Class A common stock in the aggregate amount of $1,000 for expenses incurred on the Company's behalf from 1995 through December 1999. Concurrent with the private placement, these shareholders elected to convert this liability into equity through the subscription of Class B shares.  Costs relating to the private placement, and issuance of the shares, were charged to additional paid-in capital.

5.             Related Party Transactions

The Company relies on MOCC for all of its administrative and operational activities.  In connection therewith, MOCC charged $158,000 of administrative expenses to the Company during the year ended December 31, 2001, no amounts have been charged by MOCC in 2002 and in 2003.

The President of the Company was compensated directly by the Company through November, 2003 and is also the Secretary of MOCC.  The President and Chief Financial Officer of MOCC are also Chairman and Chief Financial Officer, respectively, of the Company.

6.             Income Taxes

The principal components of the deferred tax balances are as follows:

	December 31, 2003	December 31, 2002
Net operating loss carryforwards	$ 1,430	$ 879
Deferred tax asset valuation allowance	(1,430)	(879)
Net deferred tax assets	$ -	$ -

The Company is subject to income tax in Cyprus at the rate of 4.25%.  There is no tax liability for the year ended December 31, 2003 because of the losses incurred.  The losses can be carried forward and utilized against the profits of the five years following the year in which they were incurred.

The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 2003.

7.             Subsequent Events

As of February 24, 2004, MOCC completed an acquisition of the 75% of the Company which it had not previously owned in exchange for 2,250,000 shares of its Common Stock. Concurrently, MOCC completed an acquisition of the remaining equity interests of ComCor-TV issued to the stockholders of MOCC by COMCOR in exchange for 4,000,000 shares of its Common Stock and a commitment to issue an additional 220,879 shares of its Common Stock.

In July 2004, MOCC announced that it had agreed to terms with affiliates of Columbus Nova Capital pursuant to which MOCC and ComCor-TV will receive a total of US$ 51 million of equity and debt financing. In August 2004, MOCC and affiliates of Columbus Nova agreed to definitive terms and in connection with such agreement, an affiliate of Columbus Nova on September 3, 2004 advanced ComCor-TV US$ 2 million, pursuant to the terms of a US$ 4 million Bridge Loan facility which will be in place until the closing of the transactions, which among other things, is dependent upon the approval of MOCC's stockholders.

ComCor-TV currently provides TV broadcasting services, telematic services and data transmission services under three licenses (the "Licenses") that expired in August and September 2004.  Applications for renewal of each of the Licenses were filed with the Ministry of Information Technologies and Communications of the Russian Federation ("Communications Ministry") on June 24, 2004.  The Communications Ministry returned these applications to ComCor-TV on July 5, 2004, stating that the Communications Ministry was unable to renew such Licenses because (i) the  Federal Agency for Surveillance in the Communications Field, a governmental authority responsible for the issuance of telecommunication licenses (the "Communications Service"), has not been registered as a legal entity and (ii) the list of communications-related activities that are subject to licensing has not been approved following the commencement of the reorganization of the Russian Government in March 2004.  On July 28, 2004, ComCor-TV sent a letter to the Communications Service, requesting that the Communications Service inform ComCor-TV as to what action, if any, it is required to take until its Licenses are renewed.  On August 25, 2004, ComCor-TV received a response from the Communications Service, requesting that ComCor-TV re-submit its applications for renewal of the Licenses, which ComCor-TV did on September 30, 2004.

ComCor-TV expects that the Licenses will be renewed, although there can be no assurances that they will be renewed.  ComCor-TV believes that the risk of the Licenses not being renewed is minimal.  ComCor-TV has complied will all statutory requirements to obtain the renewal of its Licenses.  Nevertheless, ComCor-TV could be deemed to be operating in violation of Russian law that provides for civil, administrative and criminal liability for engaging in licensed activities without a valid license.  If the Licenses are not renewed and ComCor-TV is found to be in violation of applicable Russian law, there would be a material adverse effect on the Company's and ComCor-TVs financial condition and results of operations.

CLOSED JOINT STOCK COMPANY "COMCOR-TV" CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003

ZAO PricewaterhouseCoopers Audit Kosmodamianskaya Nab. 52, Bld. 5 115054 Moscow Russia Telephone +7 (095) 967 6000 Facsimile +7 (095) 967 6001

REPORT OF INDEPENDENT AUDITORS

 To the Board of Directors and Shareholders of Closed Joint Stock Company COMCOR-TV

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Closed Joint Stock Company COMCOR-TV and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Moscow, Russian Federation
June 10, 2004
(except for Note 15, as to which the date is September 30, 2004)

The firm is an authorized licensee of the tradename and logo of PricewaterhouseCoopers.

CLOSED JOINT STOCK COMPANY "COMCOR-TV"
Consolidated Balance Sheets
December 31, 2003 and 2002
(In thousands of US Dollars, except per share information

	Notes	2003	2002
ASSETS
Current assets
Cash and cash equivalents	3	$ 917	$ 91
Trade accounts receivable		74	60
Inventories	7	2,974	3,768
Prepaid expenses		29	605
Taxes recoverable	4	1,396	1,154
Other current assets		704	336
Total current assets		6,094	6,014

Non-current assets
Property, plant and equipment, net	5	15,469	13,374
Advance for network construction and design	6	632	915
Intangible assets, net	8	6,844	7,916
Investment in Institute for Automated Systems	9	5,947	6,291
Total non-current assets		28,892	28,496

Total assets		$34,986	$34,510

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable		$ 607	$ 299
Trade accounts payable to a related party	14	2,275	1,343
Loan from related party	14	565	552
Accrued expenses	10	677	610
Other current liabilities		892	320
Total current liabilities		5,016	3,124

Deferred tax liability, long-term	12	1,437	1,816
Total liabilities		6,453	4,940
Commitments and contingencies	13
Minority interest		36	28
Shareholders' equity
Preferred stock		3	3
Ordinary shares, RR 10 par value; 67,035 shares authorised and outstanding in 2003; 61,810 authorised and outstanding in 2002	11	42	40
Additional paid-in capital	11	45,805	42,307
Accumulated deficit		(17,353)	(12,808)
Total shareholders' equity		28,497	29,542

Total liabilities and shareholders' equity		$34,986	$34,510

The accompanying notes are an integral part of these financial statements.

CLOSED JOINT STOCK COMPANY "COMCOR-TV"
Consolidated Statement of Operations
Years Ended December 31, 2003, 2002 and 2001
 (In thousands of US Dollars)

	2003	2002	2001
Revenues
Subscription fee	$2,626	$1,365	$ 663
Connection and equipment sales	421	481	472
Other	599	95	65
Total revenue	3,646	1,941	1,200
Cost of revenue
Cost of CATV and Internet from related party	1,123	883	547
Equipment and connection costs	810	386	355
Wages, salaries, benefits and payroll taxes	897	788	786
Amortization of intangibles	1,071	1,071	1,095
Other	29	563	316
Total cost of revenue	3,930	3,691	3,099
Operating expenses
Wages, salaries, benefits and payroll taxes	1,536	1,488	1,582
Depreciation of property, plant and equipment	1,128	680	271
Lease of facilities from a related party	460	507	542
General and administrative	1,123	538	799
Total operating expenses	4,247	3,213	3,194
Loss from operations	(4,531)	(4,963)	(5,093)
Interest expense	(12)	(27)	(7)
Foreign exchange losses	(34)	(56)	(29)
Equity in losses of unconsolidated subsidiary	(345)	(95)	-
Other income, net	1	-	58
Loss before income taxes	(4,921)	(5,141)	(5,071)
Income tax benefit (expense)	376	283	1,367
Net loss	$(4,545)	$(4,858)	$(3,704)

The accompanying notes are an integral part of these financial statements.

CLOSED JOINT STOCK COMPANY "COMCOR-TV"
Consolidated Statement of Operations
Years Ended December 31, 2003, 2002 and 2001
 (In thousands of US Dollars)

	2003	2002	2001

Cash flows from operating activities:
Net loss	$(4,545)	$(4,858)	$(3,704)

Equity in losses of unconsolidated subsidiary	345	95	-
Deferred tax (benefit)/provision	379	(283)	(1,367)
Depreciation and amortization	2,198	1,751	1,365
Provision for inventory obsolescence	(49)	240	-

Changes in working capital assets and liabilities:
(Decrease) increase in inventories	652	280	(612)
Increase in taxes recoverable	(242)	(384)	(351)
Decrease/(increase) in other current assets	214	(839)	161
Increase in accounts payable and accrued liabilities	1,110	1,206	703
Net cash used by operating activities	62	(2,792)	(3,805)

Cash flows from investing activities
Acquisition of property and equipment	(2,985)	(2,042)	(809)
Advances for network construction and design	283	447	(483)
Net cash used by investing activities	(2,702)	(1,595)	(1,292)

Cash flows from financing activities:
Expenses paid for by a shareholder as part of charter capital contribution	(31)	-	-
Capital contributions	3,500	5,000	-
Loan repayments	(3)	(2,610)	-
Loan from shareholder	-	900	2,260
Net cash provided by financing activities	3,466	3,290	2,260

Net (decrease)/ increase in cash and cash equivalents	826	(1,097)	(2,837)

Cash and cash equivalents at beginning of year	91	1,188	4,025

Cash and cash equivalents at end of year	$ 917	$ 91	$1,188

Supplemental cash flow information
Interest paid	-	$ 34	-

The accompanying notes are an integral part of these financial statements.

CLOSED JOINT STOCK COMPANY "COMCOR-TV"
Consolidated Statement of Shareholders' Equity
Years Ended December 31, 2003, 2002 and 2001
 (In thousands of US Dollars)

	Preferred stock	Capital stock	Additional paid in capital	Accumulated deficit	Total shareholders' (deficit)/equity

Balance at December 31, 2000	$ -	$ 34	$ 19,941	$ (4,246)	$ 15,729
Net loss	-	-	-	(3,704)	(3,704)

Balance at December 31, 2001	-	34	19,941	(7,950)	12,025
Capital contributions	3	6	22,366	-	22,375
Net loss	-	-	-	(4,858)	(4,858)

Balance at December 31, 2002	3	40	42,307	(12,808)	29,542
Capital contributions	-	2	3,498	-	3,500
Net loss	-	-	-	(4,545)	(4,545)

Balance at December 31, 2003	$ 3	$ 42	$ 45,805	$ (17,353)	$ 28,497

The accompanying notes are an integral part of these financial statements.

CLOSED JOINT- STOCK COMPANY "COMCOR-TV"
Notes to Consolidated Financial Statements
As of and for the Year Ended December 31, 2003
 (In thousands of US Dollars, except per share amounts)

Note 1: NATURE OF OPERATIONS AND BASIS OF PRESENTATION

(a) Operations of the Company

Closed Joint Stock Company COMCOR-TV (the "Company") was established on July 15, 1995 as a closed joint stock company under the laws of the Russian Federation. The Company is engaged in the provision of cable television services and high speed Internet access in Moscow. The Company's operations are subject to licenses for cable television broadcasting and data transmitting. The current licenses granted by the State Committee of the Russian Federation on Telecommunications are valid until September 2004. The number of subscribers is limited by the terms of the license for cable television broadcasting at 1,500,000.

As at December 31, 2003, the Company has installed service capacity for up to 154,786 homes in Moscow. In  2004 the Company expects to continue the construction of networks, increase its sales of services, and implement new broadband services.

As at December 31, 2003 the shareholders of the Company were:

  Joint Stock Company Moscow Telecommunication Corporation ("COMCOR")      - 51.30%
  ABC Moscow Broadband Communication Ltd. ("MBC")                                       - 41.99%
  Moscow CableCom Corp.   ("MOCC") (See also Note 15 "Subsequent events")    -   6.70%

The Company has experienced net losses since inception and expects to incur additional operating losses in the future as the Company continues to expand its service offerings and customer base and to construct its own network.  Currently, MOCC has commitments from its shareholders for an additional $2.1 million of funding if additional external financing is not obtained to fund the Company's current operations and believes this amount will be sufficient to finance the current level of operations for the next 12 months.

(b) Composition of the Group

The entities included in these consolidated financial statements are:

Name	Principle activities	Ownership interest
		December 31, 2003	December 31, 2002
LLC Persey-Service ("Persey")	Broadcasting and publishing	51%	51%
Open Joint Stock Company Institute for Automated Systems ("IAS")	Data transfer and telecommunication services	41.7%	41.7%

Persey also acts as a sales representative of the Company and provides maintenance services to the Company's subscribers.

Since August 2002, the Company has owned 41.7% of IAS as a result of the receipt of additional shares as noted below, and has subsequently included its equity interest in IAS's results of operations in its statement of operations.

(c) Basis of presentation

The Company maintains its accounting records and prepares statutory accounting reports in accordance with local accounting regulations. The accompanying consolidated financial statements are based on the statutory records of each entity, which are maintained in Russian roubles ("roubles"), the official currency of the Russian Federation, and are recorded under the historical cost convention, except for the revaluations of property, plant and equipment, intangible assets and inventory. They have been adjusted in order to present the financial position and the results of operations in U.S. Dollars ("US$" or "$") and in accordance with US GAAP.

 (d) Issue of shares

In May 2003 the Company issued 5,255 shares to MOCC for US$ 5,000.

In 2002, the Company made two additional issues of shares: 10,910 preference shares were purchased by MBC for US $ 5,000 in cash and 18,168 ordinary shares were sold to COMCOR. COMCOR contributed coaxial networks for 89,000 subscribers in Chertanovo and Khamovniki, Internet equipment and inventory valued at US $13,755, and 55,675 shares of IAS valued at US $3,618.

Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimates relate to recoverability and useful lives of property, plant and equipment and intangible assets and valuation of investments. Actual results could differ from these estimates.

Principles of consolidation. The consolidated financial statements include the operations of all entities in which the Company directly or indirectly owns or controls more than 50% of voting stock. Investments in affiliates in which the Company has voting ownership interests between 20% and 50 % and exerts significant influence are accounted for using the equity method. Investments in other companies are accounted for at cost and adjusted for estimated impairment. Intra-group balances and transaction, including unrealised gains and losses, are eliminated upon consolidation.

Minority interest at the balance sheet date represents the minority shareholders' portion of the pre-acquisition carrying amounts of the identifiable assets and liabilities of the subsidiary at the acquisition date, and the minorities' portion of movements in equity since the date of the consolidation. Minority interest is presented separately from liabilities and shareholders' equity.

Foreign currency translation. The Russian economy was considered hyperinflationary until November 2002, when the International Practices Task Force (IPTF) concluded that the Russian Federation ceased to be a highly inflationary economy as of 1 January 2003. The Company has determined that US$ is the reporting and the functional currency for the purpose of these financial statements. Accordingly, transactions not already measured in US$ have been remeasured into US$ in accordance with the relevant provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation.

Monetary assets and liabilities of the consolidated entities have been translated at the rate prevailing at the balance sheet date. Non-monetary assets and liabilities have been translated at historic rates and adjusted for impairment as necessary. Revenues, expenses and cash flows have been translated at the exchange rate on the date of the transaction. Translation gains and losses from the remeasurement of assets and liabilities that are not denominated in US$ are credited or charged to the consolidated statement of income.

Inflation, exchange restrictions and controls. During the year ended December 31, 2003, the Russian rouble appreciated by 7.3% against US$ while the official Russian Rouble inflation rate was 12%. During 2002, the Russian Rouble depreciated against US$ by 5.4% and the inflation rate was 15.1%. Exchange restrictions and controls exist relating to converting the rouble into other currencies. At present, the rouble is not convertible outside its home country. At December 31, 2003, companies registered in the Russian Federation were required to convert 25% of their hard currency earnings into local currency. Future movements in the exchange rates between Russian Rouble and US$ will affect the carrying value of the Company's rouble denominated monetary assets and liabilities.

Such movements may also affect the Company's ability to realise non-monetary assets represented in US$ in these consolidated financial statements. Accordingly, any translation of local currencies to US$ should not be construed as a representation that such amounts have been, could be, or will in the future be converted into US$ at the exchange rate shown or at any other exchange rate.

The official rate of exchange, as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar at December 31, 2003 was 29.4545 roubles for US$ 1 (31.7844 at December 31, 2002).

Cash and cash equivalents. The Company considers only those short-term, highly liquid investments with original maturity of 90 days or less to be cash equivalents.

Accounts receivable. Accounts receivable are presented net of any provision for bad and doubtful debts.

Taxes receivable. Taxes receivable mainly represent the Company's net value added tax position. Value added taxes ("VAT") related to sales is payable to tax authorities upon collection of receivables from customers. Input VAT is reclaimable against sales VAT upon payment for purchases. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases which have not been settled at the balance sheet date (VAT deferred) are recognized in the balance sheet on a gross basis and disclosed separately as a current asset and liability. Where allowance has been made for doubtful debts, loss is recorded for the gross amount of the debtor, including VAT. The related VAT deferred liability is maintained until the debtor is written off for tax purposes.

Revenue recognition. Revenue is primarily derived from the sale of cable television and Internet services to subscribers and is recognized in the period the related services are provided. Under SAB 104, the Company defers connection fees and set-box sales and related costs and recognizes them over the estimated customer relationship period. Other revenue includes fees for construction services which were performed under subcontract agreements through COMCOR.  Company follows the guidance of FASB 51 in recognizing initial connection revenues and direct selling costs.  All revenues are recorded (net of VAT) only when there is pervasive evidence of an arrangement, services have been delivered, the price is fixed or determinable and collection is reasonably assured.

Inventories. Carrying amounts of inventory are determined on an average cost basis, including the contributed values of inventories contributed by COMCOR, and are stated at the lower of cost or market value. Inventory is reviewed for obsolescence at each reporting date.

Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation of property, plant and equipment is applied on a straight-line basis over their estimated useful lives.

In accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment and of Long-Lived Assets" ("SFAS 144"), property, plant and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Financial instruments. The fair value of financial instruments (primarily cash and cash equivalents, accounts receivable and accounts payable) is determined with reference to various market information and other valuation methods as considered appropriate. At December 31, 2003, the fair values of financial instruments held by the Company did not materially differ from their recorded book values due to their short maturities.

Capital contributions from the shareholders. The non-cash assets contributed by the shareholders have been recorded at their estimated fair values determined by reference to cash contributions made at the same time and in accordance with a plan of contributions to the charter capital of the Company.

Comprehensive income. SFAS No. 130, "Reporting Comprehensive Income," requires disclosure of all changes in equity during a period except those resulting from investments by and distributions to the Company's shareholders. The Company's comprehensive loss for the year ended December 31, 2003 did not differ from the reported net loss.

Income taxes. Deferred tax assets and liabilities are calculated in respect to temporary differences in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred income tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in the years in which these temporary differences are expected to reverse. Valuation allowances are provided for deferred income tax assets to the extent that it is more likely than not that the assets will not be realized.

Value-Added Taxes. VAT related to sales are payable to the tax authorities at the time of the sale. VAT on purchases is reclaimable against sales VAT upon payment for purchases.  The tax authorities permit the settlement of VAT on a net basis.  VAT related to sales and purchase transactions, which have not been settled at the balance sheet date, are recognized in the balance sheet on a gross basis.

Unified Social Tax. Chapter 24 of the Tax Code of the Russian Federation, "Unified Social Tax", came into effect from January 1, 2001. This tax replaced payments to the pension, medical insurance, employment and social insurance funds. Average rate of this tax was 25.9%. The Company has no obligation to provide pensions to any of its management or staff and, accordingly, no provision for future pension costs is recorded.

Risks and concentrations. The Company's business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of broadband services in Russia, dependence on third-party technology, new service introductions and other activities of competitors, significant financing requirements, dependence on key personnel and limited operating history.

Recently issued Accounting standards. In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance-sheet entities. In addition to numerous FASB Staff Positions written to clarify and improve the application of FIN 46, the FASB announced a deferral for certain entities, and an amendment to FIN 46 entitled FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R). Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ended after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The Company does not have any interest in special purpose entities or any other variable interest entities. As a result, the adoption of FIN 46R did not have a material impact on our results of operations or financial position.

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.  SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to the language used in FASB Interpretation No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and amends certain other existing pronouncements.  We do not have any derivative financial statements.  The adoption of SFAS No. 149 did not have a material impact on our consolidated financial statements.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, including mandatory redeemable instruments, by now requiring those instruments to be classified as liabilities in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives.  SFAS No. 150 is effective for all interim periods beginning after June 15, 2003.  The adoption of this standard did not have a material impact on our consolidated financial statements.

Note 3: CASH AND CASH EQUIVALENTS

	December 31, 2003	December 31, 2002

Cash on hand (denominated in Roubles)	$ 36	$ 19
Cash at bank (denominated in Roubles)	636	67
Cash at bank (denominated in US Dollars)	245	5

Total cash and cash equivalents	$ 917	$ 91

Note 4: TAXES RECOVERABLE

	December 31, 2003	December 31, 2002
VAT recoverable	$ 1,368	$ 1,128
Income Tax prepaid	28	26

Total taxes recoverable	$ 1,396	$ 1,154

Note 5: PROPERTY, PLANT AND EQUIPMENT

At December 31, 2003 and December 31, 2002, property, plant and equipment comprised:

	December 31, 2003	December 31, 2002
Construction in progress	$ 2,021	$ 2,408
Motor vehicles	304	278
Computer equipment	552	459
Office furniture and fixtures	243	447
Network equipment	13,416	9,995
Internet equipment	911	507
Other	96	273
Total cost	17,543	14,367
Accumulated depreciation	(2,074)	(993)

Property, plant and equipment, net	$ 15,469	$ 13,374

Note 6: CONSTRUCTION IN PROCESS AND ADVANCES FOR CONSTRUCTION AND DESIGN

At December 31, 2003 and December 31, 2002, capital in process comprised:

	December 31, 2003	December 31, 2002

Advance payments made to contractors	$ 504	$ 570
Internal project costs	128	345
Total advances for network construction and design	$ 632	$ 915

Note 7: INVENTORY

At December 31, 2003 and December 31, 2002, inventory comprised:

	December 31, 2003	December 31, 2002

Materials for construction	$ 2,479	$ 2,608
Cable	31	422
Installation equipment and suppliers	560	710
Other	95	268
Reserve for obsolescence	(191)	(240)
Total inventory	$ 2,974	$ 3,768

Note 8: INTANGIBLE ASSETS

Intangible assets mainly comprise:

  A license for provision of cable television broadcasting services to 1.5 million subscribers. This license was contributed by COMCOR as consideration for the shares issued in April 24, 2000.  The gross book value of the license of US$ 10,714 is being amortized over a ten-year period.  The license term ends in September 2004 but the Company does not foresee any problems with complying with the requirements of the renewal. The license is required to provide services and management expects to renew it at no significant cost, after the first five years of its operation. Accumulated amortization as at December 31, 2003 is US$ 3,928.  (at December 31, 2002 was US$ 2,857)

  Goodwill on acquisition of Persey in July 2000 with net carrying value of US$ 59 as of December 31, 2003. (at December 31, 2002 was US$ 59)

Note 9: INVESTMENT IN INSTITUTE FOR AUTOMATED SYSTEMS

IAS is a Russian telecommunication company that has a data communications network in Moscow. From April 2000 to July 2002, the Company had a 19% equity interest in IAS. At July 31 2002, the Company received an additional 55,675 shares of IAS from COMCOR representing approximately 23% of IAS, thus increasing the Company's equity interest to 41.7%. During the period from August 2002 through December 2002, the Company recorded US$ 95 as its equity in the losses of IAS. Within 2003, the Company recorded US$ 345 as its equity in the losses of IAS.

At December 31, 2003, the Company's investment in IAS was recorded at US$ 5,947 and its proportionate share of IAS's equity was US$3,032. The difference is attributable to the fair market value of the IAS contribution at the dates of contributions, as determined by the Company's shareholders in negotiation of contributions to the Company's equity to maintain ultimate parity of ownership. The following presents the summarized financial condition of IAS as of December 31, 2003 and 2002 and the results of its operations for the years then ended.

Balance Sheet
December 31, 2003

December 31, 2002

Current assets	$ 1,414	$ 1,151
Non-current assets	9,236	9,596
Total assets	$10,650	$ 10,747

Current liabilities	$ 3,379	$ 1,566
Non-current liabilities	0	1,082
Total liabilities	3,379	2,648

Shareholders' equity	7,272	8,099
Total liabilities and shareholders' equity	$ 10,650	$ 10,747

Statement of operations	Year ended December 31, 2003	Year ended December 31, 2002

Revenues	$ 5,425	$ 1,884
Cost of revenues	(3,962)	(1,385)
Operating expenses	(2,272)	(869)
Loss from operations	(809)	(370)
Non operating income	-	144
Income tax expense	(17)	(2)
Net loss	$ (826)	$ (228)

 Note 10: ACCRUED EXPENSES

	December 31, 2003	December 31, 2002

Salaries	$ 422	$ 227
Consulting services	238	312
Other	17	71
Total accrued expenses	$ 677	$ 610

Note 11: SHAREHOLDERS' EQUITY

The Company's charter capital consists of 77,945 issued and fully paid shares with nominal value of RUR 10  (67,035 ordinary shares and 10,910 preferred common stock shares). Additional paid-in capital at the amount of $45,798 represents the difference between the nominal value of the issued shares and the amounts contributed by the shareholders. Preference shares do not carry voting rights. No dividends were declared for the previous years.

In October 2003 the Company registered a new issue of an additional 5,225 ordinary shares, which were sold to MOCC for $3,500 in accordance with the stock subscription agreement signed in April 2003.  (See also Note 15 "Subsequent events").

Note 12: INCOME TAXES

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes under US GAAP and such amounts recognized for statutory tax purposes. The significant components of the net deferred tax liability are as follows:

	December 31,2003	December 31,2002
Deferred tax assets:
Tax loss carry forward	$ 569	$ 759
Property, plant and equipment	149	127
Deferred revenue	151	-
Other	38	17
Valuation allowance	(569)	(759)

Total deferred tax assets, net of valuation allowance	338	144
Deferred tax liabilities:
Intangible assets	(1,628)	(1,886)
Deferred costs	(147)	(74)

Total deferred tax liabilities	(1,775)	(1,960)

Net deferred tax liability	$ (1,437)	$ (1,816)

The difference between income tax expense provided in the financial statements and the expected income tax benefit at the statutory rate is reconciled as follows:

	December 31, 2003	December 31, 2002
Loss before income taxes and minority interest	$ 4,910	$ 5,138
Statutory income tax rate	24%	24%
Income tax benefit at the statutory rate	(1,178)	(1,233)
(Increase)/decrease due to:
Expenses not deductible for tax purposes	230	158
Taxable losses not qualifying for carry forward	569	792
Income tax benefit	$ (379)	$ (283)

Russian tax losses can generally be used to offset future taxable profits for the subsequent 10 years. The maximum offset in each year is limited to 30% of the total taxable profit of the year.

Note 13: COMMITMENTS AND CONTINGENCIES

Operating environment

 The economy of the Russian Federation continues to display some of the characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible in most countries outside of the country, currency controls, a low level of liquidity in the public and private debt and equity markets and high inflation.

The prospects for future economic stability are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management's interpretation of such legislation, as applied to the transactions and activity of the Company, may be challenged by the relevant regional and federal authorities.  In particular, recent developments in the Russian environment suggest that the authorities in this country are becoming more active in seeking to enforce interpretations of the tax legislation, which may be different to their previous interpretations or practices.  Fiscal periods remain open to review by the authorities for three calendar years preceding the year of review (one year in the case of customs).

 Significant additional taxes, penalties and interest may be assessed on taxpayers in the Russian Federation as a result of such reviews.  Under certain circumstances reviews may cover longer periods.

As of December 31, 2003, management believes that its interpretation of the relevant legislation is appropriate and the Company's tax, currency and customs positions will be sustained.

Political environment

The operations and earnings of the Company are affected by political, legislative, fiscal and regulatory developments, including those related to environmental protection. Because of the capital-intensive nature of the industry, the Company is also subject to physical risks of various kinds. The nature and frequency of these developments and events associated with these risks, which generally are not covered by insurance, as well as their effect on future operations and earnings, are not predictable.

Capital commitments

The Company's network purchase commitments totaled US$ 254 as of December 31, 2003.

Note 14: RELATED PARTY TRANSACTIONS

The Company receives signal delivery services and data network services from COMCOR. The amount of such expenses, charged to the income statement for the year ended December 31, 2002, was US$ 1,123 (December 31, 2002: US$883), and the amount payable to COMCOR at December 31, 2003 was US $2,266 (December 31, 2002: US$ 1,143). At December 31, 2003, the Company has pledged its assets (Khamovniki coaxial network and IAS shares) to COMCOR as security for this payable. The pledge value of those assets is US$ 8,549 at December 31, 2003 and at December 31, 2002, which is approximated from the carrying value of those assets.

In 2002, the Company received short-term loans from MBC in the amount of US$ 550. The loan carries interest at LIBOR+1%. There was no repayment of the loan within 2003. Total accrued interest expense accrued on these loan during 2003 was US$ 13. Amount payable to MBC for the loan at December 31, 2002 was US$ 565 (interest included). At December 31, 2003 the Company has pledged its assets (Chertanovo coaxial networks and other equipment) to MBC as security for this loan. The value pledge and carrying value of those assets is US$ 10,032 at December 31, 2003 and at December 31, 2002, which is approximated from the carrying value of those assets.

The Company leases its primary office facilities from IAS. The amount charged to operations for the year ended December 31, 2003, was US$ 460 (US $ 498 in 2002).

As of December 31, 2003 the Company included in accrued liabilities amount due to COMCOR, MBC and MOCC for consulting services in the amount of US$ 138, US$ 267 and US$ 155 respectively (December 31, 2002 the liability of US$ 276 was accrued to COMCOR and US$ 267 - to MBC).

Note 15: SUBSEQUENT EVENTS

As of February 24, 2004, MOCC completed an acquisition of all the equity interests of the Company that were outstanding as of December 31, 2003 through the acquisition of shares held by COMCOR in exchange for 4,000,000 shares of its Common Stock and a commitment to issue an additional 220,879 shares of its Common Stock, and through the acquisition of the 75% of MBC which it had not previously owned in exchange for 2,250,000 shares of its Common Stock.

In July 2004, MOCC announced that it had agreed to terms with affiliates of Columbus Nova Capital pursuant to which MOCC and ComCor-TV will receive a total of US$ 51 million of equity and debt financing. In August 2004, MOCC and ComCor-TV agreed to definitive terms and in connection with such agreement, an affiliate of Columbus Nova on September 3, 2004 advanced ComCor-TV US$ 2 million, pursuant to the terms of a US$ 4 million Bridge Loan facility which will be in place until the closing of the transactions, which among other things, is dependent upon the approval of MOCC's stockholders.

In August 2004, the Company issued 2,121 shares of its preferred stock to COMCOR in settlement of $1,830 of the Company's liabilities to COMCOR.  In September 2004, COMCOR transferred the 2,121 shares of preferred stock to MOCC in exchange for 220,879 shares of MOCC Common Stock.

The Company currently provides TV broadcasting services, telematic services and data transmission services under three licenses (the "Licenses") that expired in August and September 2004.  Applications for renewal of each of the Licenses were filed with the Ministry of Information Technologies and Communications of the Russian Federation (the "Communications Ministry") on June 24, 2004.  The Communications Ministry returned these applications to the Company on July 5, 2004, stating that the Communications Ministry was unable to renew such Licenses because (i) the Federal Agency for Surveillance in the Communications Field, a governmental authority responsible for the issuance of telecommunication licenses (the "Communications Service"), has not been registered as a legal entity and (ii) the list of communications-related activities that are subject to licensing has not been approved following the commencement of the reorganization of the Russian Government in March 2004.  On July 28, 2004, the Company sent a letter to the Communications Service, requesting that the Communications Service inform the Company as to what action, if any, it is required to take until its Licenses are renewed.  On August 25, 2004, the Company received a response from the Communications Service, requesting that the Company re-submit its applications for renewal of the Licenses, which the Company did on September 30, 2004.

The Company expects that the Licenses will be renewed, although there can be no assurances that they will be renewed.  The Company believes that the risk of the Licenses not being renewed is minimal.  The Company has complied will all statutory requirements to obtain the renewal of its Licenses.  Nevertheless, the Company could be deemed to be operating in violation of Russian law that provides for civil, administrative and criminal liability for engaging in licensed activities without a valid license.  If the Licenses are not renewed and the Company is found to be in violation of applicable Russian law, there would be a material adverse effect on Company's financial condition and results of operations.

Introductory Note.

Prior to and through February 24, 2004, the Company had accounted for its investment in MBC using the equity method of accounting on a two-month lag basis.  As a result of the acquisition of CCTV and MBC on February 24, 2004, the Company has consolidated their balance sheets as of December 31, 2003 into its consolidated balance sheet as of February 29, 2004, after allocating the purchase price to the fair value of their assets and liabilities.  The Company recognized intangible assets related to licenses for broadcast and other services and preferential rates on MFON utilizations of $6,062,000 as well as goodwill of $4,493,000 on the transaction.

Commencing with the first quarter of FY05, the Company consolidated CCTV's and MBC's results of operations on a two-month lag basis, but CCTV's and MBC's results for the period from January 1, 2004 to February 24, 2004 (the date on which they were acquired by the Company) were excluded to the extent that the Company did not have a direct or indirect equity interest in their results prior to the acquisition.

In addition to financial information concerning the Company incorporated in this Proxy Statement by reference from the Company's Form 10-K for the fiscal year ended February 29, 2004, the following pro forma financial information concerning the results of operations of the Company for such fiscal year as if CCTV and MBC were acquired on March 1, 2003 is presented.

Moscow CableCom Corp.
Unaudited Pro Forma Statements of Operations
For the Year Ended February 29, 2004
(In thousands, except per share data)
(Unaudited)

	Moscow CableCom Corp.	Moscow Broadband	ComCor-TV	Eliminations	Pro Forma Adjustments	Pro Forma Totals
	(Note A)	(Note A)		(Note B)	(Note C)
Sales and revenues:
Subscription fees			$2,626			$2,626
Connection fees and equipment sales			421		$ (77)	344
Other			599			599
	-	-	3,646	-	(77)	3,569

Cost of sales			5,000		(787)	4,213

Gross margin	-	-	(1,354)	-	710	(644)

General and administrative	2,956	316	3,177		30	6,479

Operating income (loss)	(2,956)	(316)	(4,531)	-	680	(7,123)

Investment income and other income	1,629	17		(11)		1,635
Interest expense	(245)		(11)	11		(245)
Foreign exchange loss			(34)			(34)

Income before equity in losses of unconsolidated subsidiary and income taxes	(1,572)	(299)	(4,576)	-	680	(5,767)

Equity in losses of Moscow Broadband	(643)			643		-
Equity in losses of ComCor-TV		(2,272)		2,272		-
Equity in losses of IAS (Note D)			(345)		(15)	(360)

Loss before income taxes	(2,215)	(2,571)	(4,921)	2,915	665	(6,127)

Income tax (benefit)	(57)		(376)		64	(369)

Net (loss) income	(2,158)	(2,571)	(4,545)	2,915	601	(5,758)

Preferred dividends	(282)					(282)

(Loss) applicable to common shareholders	$(2,440)	$(2,571)	$(4,545)	$2,915	$601	$6,040

Loss per Common Share - Basic and Diluted:	$ (1.12)					$ (0.70)

Weighted average shares outstanding - basic and diluted (Note E)	2,100	2,250	4,254			8,604

Moscow CableCom Corp.
Notes to unaudited Pro Forma Consolidated Statement of Operations for the Year Ended February 29, 2004

(A)  The historical income statement information covers the year ended February 29, 2004 for Moscow CableCom Corp. (the "Company") and the year ended December 31, 2003 for each of ABC Moscow Broadband Communication Ltd. ("MBC") and ZAO ComCor-TV ("CCTV").  Such information is derived from the Company's Form 10-K for the year ended February 29, 2004 and from information provided by MBC and CCTV.

(B)  Elimination entries

Eliminate intercompany interest on loan balances between MBC and CCTV:

Reduce investment income	$(11)
Reduce interest expenses	$(11)

Consolidating Entries

Elimination of equity losses of Moscow Broadband and ComCor-TV previously recognized by Moscow CableCom Corp for the year-ended February 24, 2004:

Add back: Equity in losses of Moscow Broadband	$ 643
Add back: Equity in losses of ComCor-TV	$2 272

(C)   Summary of Pro Forma Adjustments

The following Pro forma adjustments have been prepared as if the Company's acquisitions of CCTV and MBC occurred on March 1, 2003.

Revenue
To reduce previously recognized deferred revenue to its fair value.	$77

Cost of Sales
Differential between the historical cost and the fair value of inventory used	$46
Differential between CCTV's previously recognized intangible assets amortization and amortization of intangible assets based on February 29, 2004 purchase price allocation	(292)
Differential between the historical cost and the fair value of deferred expenses	(76)
Total cost of sales adjustments	$(787)

General and administrative expenses
Differential between previously recognized depreciation expense and depreciation expenses calculated based on February 29, 2004 purchase price allocation.	$30

Equity in losses of IAS
Increase in the equity losses of IAS based upon the increased ownership as a result of MBC's approximately 1.8% ownership in IAS being added to CCTV's approximately 41.7% ownership.	$15

Income tax benefit
Income tax effect of February 29, 2004 purchase accounting adjustments.	$64

(D) Institute For Automated Systems

On a pro forma basis, the Company will own approximately 43.5% of the outstanding stock of Institute for Automated Systems ("IAS"), a Russian telecommunications company that has a data communication network in Russia.  The following presents the results of its operations for the year ended December 31, 2003 (in thousands):

Statement of Operations	Year ended December 31, 2003
Revenues	$ 5,425
Cost of revenues	(3,962)
Operating expenses	(2,272)
Loss from operations	(809)
Income tax expense	(17)
Net loss	$ (826)

(E)  Pro forma weighted average shares outstanding

Pro forma weighted average shares outstanding as a result of the transactions to effect the acquisitions of MBC ans CCTV are as follows (in thousands):

Year Ended February 29, 2004
Weighted average shares outstanding
Actual	2,100
Pro forma adjustments:
Issuance of shares to MBC stockholders	2,250
Issuance of shares to COMCOR, including shares to be issued	4,254
Total pro forma weighted average shares outstanding	8,604